Exhibit 10.1

January 18, 2018
By email

Anthony Scarfo

Dear Tony:

On behalf of Ribbon Communications Inc. (“Ribbon Communications”), I am pleased to offer you in this letter (this “Agreement”) employment with Sonus Networks, Inc. (a wholly-owned subsidiary of Ribbon Communications, the “Company”) as Executive Vice President, Product and R&D, reporting to the Company’s Chief Executive Officer.
1.    Compensation.

(a) Base Salary. Your initial base salary (“Base Salary”) will be at the annualized rate of $350,000, less applicable state and federal withholdings, paid bi-weekly in accordance with the Company’s normal payroll practices.

(b) Annual Cost of Living Adjustment. You will receive an annual lump sum payment of $25,000, less applicable state and federal withholdings, as a cost of living adjustment, paid on the first payroll period of each year or as otherwise mutually agreed.

(c) Sign On Bonus. You will receive an initial cash sign on bonus of $25,000, less applicable state and federal withholdings, paid at the first payroll date following the Commencement Date.

(d) Target Bonus. You will be eligible to receive target variable compensation of $350,000 annually based on corporate and individual objectives (“Target Bonus”). Specific objectives to achieve your Target Bonus will be agreed upon after the Commencement Date, and then periodically thereafter. Your annual Target Bonus, if any, shall be paid as soon as practicable following the Company’s public disclosure of its financial results for the applicable bonus period.

(e) Restricted Shares. Subject to Board of Director approval at the next meeting, you will be granted 75,000 restricted shares of the Company’s common stock under the Company’s Amended and Restated Stock Incentive Plan, which you will receive under separate cover. The grant date will be the earliest 15th day of a month following Board of Director approval, or the first business day thereafter if that day is not a business day. These restricted shares will vest over a three year period as follows:  33% on the one year anniversary of the date of grant with the remaining shares vesting in equal installments semi-annually over the subsequent twenty-four (24) months.   You will be required to enter into a restricted stock agreement on the Company’s standard form once you have received your grant.  The Company will not release any vested shares until it has received your electronically signed restricted stock agreement.

You may elect under Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed at the time the Restricted Shares are acquired on the Restricted Stock Grant Date (“Section 83(b) Election”). A Section 83(b) Election, if made, must be filed with the Internal Revenue Service within thirty (30) days of the Restricted Stock Grant Date. You are obligated to pay to the Company the amount of any federal, state, local or other taxes of any kind required by law to be withheld with respect to the granting (if a Section 83(b) Election is made) or vesting (if a Section 83(b) Election is not made) of the shares. If you do not make a Section 83(b) Election, you shall satisfy such tax withholding obligations by delivery to the Company, on each date on which shares vest, such number of shares that vest on such date as have a fair market value (calculated using the last reported sale price of the common stock of the Company on the NASDAQ Global Select Market on the trading date immediately prior to such vesting date) equal to the amount of the Company’s withholding obligation; provided, however, that the total tax withholding cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Such delivery of shares to the Company shall be deemed to happen automatically, without any action required on your part, and the Company is hereby authorized to take such actions as are necessary to effect such delivery of shares to the Company.

2.    Benefits. During your employment with the Company, you will be entitled to the below described benefits. The Company will recognize your prior service with Sonus Networks, Inc. (“Sonus”) for all purposes including vacation accrual and 401(k) vesting.

(a)    You will be entitled to vacation consistent with Company policy and limitations. Based on your Sonus continued service date, you are presently eligible for 20 days of PTO per year under the current PTO policy;

(b)    You will be entitled to participate as an employee of the Company in all benefit plans and fringe benefits and perquisites generally provided to employees of the Company in accordance with Company policy, currently including group health, life and dental insurance, 401(k) program and equity incentive plans.  The Company retains the right to change, add or cease any particular benefit for its employees; and

(c)    The Company will reimburse you for all reasonable travel, business development, meals, entertainment and other expenses incurred by you in connection with the performance of your duties and obligations on behalf of the Company.  You will comply with such limitations and reporting requirements with respect to expenses as may be established by the Company from time to time and will promptly provide all appropriate and requested documentation in connection with such expenses.

(d) If you are required by the Company to relocate your home or principal residence as a term and condition of your continued employment, you will be eligible for certain benefits (including, for example, relocation assistance and eligible expenses reimbursement) under the Company’s then-applicable relocation policy.

3.    Employment Relationship. It is expected that your employment will start on January 22, 2018 (“Commencement Date”). This offer is contingent upon your satisfactory completion of our pre-employment reference check and background check investigation. No provision of this Agreement shall be construed to create an express or implied employment contract for a specific period of time. Employment at the Company is considered “at will” and either you or the Company may terminate the employment relationship at any time and for any reason. As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company. As the Company’s organization evolves, its reporting structure may change and you may be assigned such other management duties and responsibilities as the Company may determine, in addition to performing duties and responsibilities reflected above. For the sake of clarity, should the Company deem it necessary to make changes to your role in the future, it will endeavor to ensure that such changes are commensurate with the role and level you hold at the relevant time.

4.    Termination and Eligibility for Severance. The termination and severance benefits described on Attachment 1 hereto are incorporated into this Section 4 by reference.

5.    Tax Implications of Termination Payments. Subject to this Section 5, any payments or benefits required to be provided under Section 4 shall be provided only after the date of your “separation from service” with the Company as defined under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under Section 4:
(a)    It is intended that each installment of the payments and benefits provided under Section 4 shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
(b)    If, as of the date of your “separation from service” with the Company, you are not a “specified employee” (each within the meaning of Section 409A), then each installment     of the payments and benefits shall be made on the dates and terms set forth in Section 4; and
(c)    If, as of the date of your “separation from service” with the Company, you are a “specified employee” (each, for purposes of this Agreement, within the meaning of     Section 409A), then:

(i)
Each installment of the payments and benefits due under Section 4 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined for the purposes of Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(ii)
Each installment of the payments and benefits due under Section 4 that is not paid within the short-term deferral period or otherwise cannot be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) and that would, absent this subsection, be paid within the six-month period following your “separation from service” with the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, upon your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which your separation from service occurs.

(d)    Section 409A of the Code. This Agreement is intended to comply with the provisions of Section 409A and this Agreement shall, to the extent practicable, be construed in accordance therewith. Terms used in this Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A. Notwithstanding the foregoing, to the extent that this Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither the Company, the Board of Directors nor its or their designees or agents shall be liable to you or any other person for any actions, decisions or determinations made in good faith.
6.    Previous Employment. By accepting employment with the Company, you represent the following: (i) any notice period you are required to give or to serve with a previous employer has expired and that by entering into or performing any of your duties for the Company, you will not be in breach of any other obligation binding on you; (ii) you will not use or disclose any confidential information in breach of any agreement you may have with a previous employer or any other person; and (iii) you are not bound by the terms of any non-competition, non-solicitation, confidentiality or non-disclosure agreement with a previous employer or other party.
7.    Employment Eligibility. In compliance with the Immigration Reform and Control Act of 1986, the Company is required to verify your identity and employment eligibility. Please bring the necessary documents with you on your first day of employment.

8.    Confidentiality. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will become parties to the Confidentiality, Non-Competition and Assignment of Inventions Agreement, as set forth on Attachment 2 hereto. This attached agreement must be signed and returned to the Company on your first day of employment.

9.            Indemnity.  As an executive of the Company, the Company will provide you with an Indemnity Agreement on the Company’s standard form.

10.    General.

(a)	This Agreement will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral.

(b)	This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

(c)
The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or     in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable. Notwithstanding the foregoing, if there are any conflicts between the terms of this Agreement and the terms of any equity plan document referred to in this Agreement, then the terms of this Agreement shall govern and control. Except as modified hereby, this Agreement shall remain unmodified and in full force and effect.

(d)
This Agreement is personal in nature and neither of the parties hereto shall, without the written consent of the other, assign or otherwise transfer this Agreement or its obligations, duties and rights under this Agreement; provided, however, that in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all of the promises, covenants, duties and obligations of the Company hereunder.

(e)
All notices shall be in writing and shall be delivered personally (including by courier), sent by facsimile transmission (with appropriate documented receipt thereof), by overnight receipted courier service (such as UPS or Federal Express) or sent by certified, registered or express mail, postage prepaid, to the Company at the following address: General Counsel, Ribbon Communications Inc., 4 Technology Park Drive, Westford, MA 01886, and to you at the most current address we have in your employment file. Any such notice shall be deemed given when so delivered personally, or if sent by facsimile transmission, when transmitted, or, if by certified, registered or express mail, postage prepaid mailed, forty-eight (48) hours after the date of deposit in the mail. Any party may, by notice given in accordance with this paragraph to the other party, designate another address or person for receipt of notices hereunder.

(f)	Arbitration.

i.
Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement will be finally settled by binding arbitration in the Commonwealth of Massachusetts, under the jurisdiction of the American Arbitration Association or other mutually agreeable alternative arbitration dispute resolution service, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association or other selected service, modified only as herein expressly provided.  The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

ii.	The decision of the arbitrator on the points in dispute will be final, non-appealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

iii.	The fees and expenses of the arbitrator will be shared equally by the parties, and each party will bear the fees and expenses of its own attorney.

iv.
The parties agree that this Section 10(f) has been included to resolve any disputes between them with respect to this Agreement, and that this Section 10(f) will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or actions seeking an injunction or temporary restraining order.  In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive, to the maximum extent allowed by law, any and all right to a trial by jury in or with respect to such litigation.

v.
The parties will keep confidential, and will not disclose to any person, except as may be required by law or the rules and regulations of the Securities and Exchange Commission or other government agencies, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

(g)	This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws provisions thereof.

(h)	Sonus Networks, Inc. is an equal opportunity employer.

11.    Acceptance. You may accept the terms and conditions described herein by confirming your acceptance in writing.  Please send your countersignature to this Agreement to the Company, or via e-mail to me, which execution will evidence your agreement with the terms and conditions set forth herein.

Sincerely,

/s/ Fritz Hobbs
Fritz Hobbs, Chief Executive Officer

Accepted by:

/s/ Anthony Scarfo
Anthony Scarfo
Date: 1/19/18

Attachment 1

Termination and Severance Benefits

1.	Definitions. As used in this Attachment 1 to the Agreement, the following terms shall have the following meanings:

(a)	An "Acquisition" shall mean any of the following:

i.
(A) any ''person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company or its affiliates), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or you) representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities;

ii.
(B) in the event that the individuals who as of the date hereof constitute the Board, and any new director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the Board then still in office who either were members of the Board as of the date hereof or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

iii.
(C) the consummation of a merger or consolidation of the Company with or the sale of the Company to any other entity and, in connection with such merger, consolidation or sale, individuals who constitute the Board immediately prior to the time any agreement to effect such merger or consolidation is entered into fail for any reason to constitute at least a majority of the board of directors of the surviving/purchasing or acquiring entity following the consummation of such merger, consolidation or sale;

iv.	(D) the stockholders of the Company approve a plan of complete liquidation of the Company; or

v.
(E) the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets to an entity not controlled by the Company. An Acquisition shall constitute a change in control within the meaning of Section 409A.

(b)	"Good Reason" shall mean any of the following:

i.
(A) a material reduction in your Base Salary; or (B) the termination, elimination or denial of your rights to material employee benefits or any material reduction in the scope or value thereof (in the case of any such reduction, with scope and value considered in the aggregate);

ii.
The imposition of any requirement that you relocate your home or principal residence to any location (A) outside of the United States, or (B) in the United States which is more than thirty (30) miles away from any metropolitan area in which the Company conducts, or has taken significant steps to conduct, operations as of the date of imposition of such requirement; or

iii.	Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company.

(c)	“Cause” shall mean the occurrence of any of the following:

i.
(A) your indictment for, formal admission to (including a plea of guilty or nolo contendere to), or conviction of a felony, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company;

ii.	(B) gross negligence or willful misconduct by you in the performance of your duties that is likely to have an adverse affect on the Company or its reputation;

iii.	(C) your commission of an act of fraud or dishonesty in the performance of your duties;

iv.
(D) repeated failure by you to perform your duties which are reasonably and in good faith requested in writing by the Chief Executive Officer of the Company or the Board of Directors of the Company; or

v.
(E) material breach of this Agreement by you, which you do not cure within ten (10) days following receipt by you of such written notice notifying you of such breach, or material breach by you of any confidentiality agreement with the Company.

2.	Termination and Eligibility for Severance.

(a)
Upon any termination of your employment (the "Date of Termination"), you will be paid (i) any and all earned and unpaid portion of your Base Salary through the Date of Termination; (ii) any accrued but unused vacation pay owed to you in accordance with Company practices up to and including the Date of Termination; and (iii) any allowable and unreimbursed business expenses incurred through the Date of Termination that are supported by appropriate documentation in accordance with the Company's policies. Hereafter, items (i) through (iii) in this Section 2(a) are referred to as "Accrued Benefits.'' If the Company terminates your employment for Cause (as defined below) or you terminate your employment without Good Reason (as defined below), you will be entitled to receive only the Accrued Benefits.

(b)
Solely during the period beginning on the Commencement Date and ending on the one-year anniversary of the Commencement Date (the “Initial Severance Period”), if the Company terminates your employment without Cause or if you terminate your employment with Good Reason and, in either case, subject to the additional conditions of this Agreement, the Company will provide you the following severance and related post-termination benefits:

i.
The Company will continue to pay your then-current Base Salary, less applicable state and federal withholdings, in accordance with the Company's usual payroll practices, for a period of twelve (12) months following the Date of Termination; unless the termination occurs in contemplation of, upon or within six (6) months after an Acquisition, in which case the Company will pay you your then-current Base Salary, less applicable state and federal withholdings, in accordance with the Company's usual payroll practices, for a period of eighteen (18) months;

ii.
The Company may pay you a pro-rated portion of your Target Bonus, less applicable state and federal withholdings, calculated upon reference to your termination date, if the board approves a bonus for the year in which your employment terminates, subject to the terms and conditions of the applicable bonus plan;

iii.
The Company will continue to pay the Company's share of medical, dental and vision insurance premiums for you and your dependents for the twelve (12) month period following the termination of your employment; provided, that if immediately prior to the termination of your employment you were required to contribute towards the cost of premiums as a condition of receiving such insurance, you may be required to continue contributing towards the cost of such premiums under the same terms and conditions as applied to you and your dependents immediately prior to the termination of your employment in order to receive such continued insurance coverage; unless the termination occurs in contemplation of, upon or within six (6) months after an Acquisition, in which case the Company with continue to pay such premiums for you and your dependents for an eighteen (18) month period following the termination of your employment;

iv.
Any options that are unvested as of the Date of Termination and that would vest during the twelve (12) months following your termination will accelerate and immediately vest and become exercisable upon termination, in accordance with the terms of the applicable stock option agreement; provided that if your termination occurs in contemplation of, upon or within six (6) months after an Acquisition, then all unvested options at that time will fully accelerate and immediately vest on the Date of Termination; and all options vesting pursuant to this Section 2(b)(iii) will remain outstanding and exercisable for the shorter of three (3) years from the Date of Termination or the original remaining life of the options;

v.
Any restricted shares that are unvested as of the Date of Termination and that would vest during the twelve (12) months following your termination will accelerate and immediately vest upon termination and such shares will be freely marketable; provided that if your termination occurs in contemplation of, upon or within six (6) months after an Acquisition, then all unvested restricted shares at that time will fully accelerate, immediately vest upon termination and be freely marketable; and

vi.
If the Company terminates your employment for any reason other than Cause, and such termination occurs during the performance period, any unvested performance shares that were granted to you will vest as follows: (i) 25% of such shares will vest immediately on the Date of Termination; and (ii) the remainder of such shares will vest as restricted shares pursuant to the vesting schedule set forth in Section 2(b)(iv) above.

(c)
Following the Initial Severance Period, if the Company terminates your employment without Cause or if you terminate your employment with Good Reason and, in either case, subject to the additional conditions of this Agreement, the Company will provide you the following severance and related post-termination benefits:

i.	The Company will pay you your then-current Base Salary, less applicable state and federal withholdings, in accordance with the Company's usual payroll practices, for a period of twelve (12) months;

ii.
The Company may pay you a pro-rated portion of your then applicable Target Bonus, less applicable state and federal withholdings, calculated upon reference to your termination date, if the board approves a bonus for the year in which your employment terminates, subject to the terms and conditions of the applicable bonus plan; and

iii.
The Company will continue to pay the Company's share of medical, dental and vision insurance premiums for you and your dependents for the twelve (12) month period following the termination of your employment; provided, that if immediately prior to the termination of your employment you were required to contribute towards the cost of premiums as a condition of receiving such insurance, you may be required to continue contributing towards the cost of such premiums under the same terms and conditions as applied to you and your dependents immediately prior to the termination of your employment in order to receive such continued insurance coverage.

(d)
The Company's provision of the benefits described in Sections 2(b) and (c) above will be contingent upon your execution of a release of all claims of any kind or nature in favor of the Company in a form to be provided by the Company (the "Release Agreement"). You will have twenty-one (21) days following your receipt of the Release Agreement to consider whether or not to accept it. If the Release Agreement is signed and delivered by you to the Company, you will have seven (7) days from the date of delivery to revoke your acceptance of such agreement. The payments described in Sections 2(b) and (c) above shall be made on the Company's regular payroll schedule, commencing on the eighth (8th) day following the delivery of the executed Release Agreement to the Company, provided that you have not revoked the Release Agreement; any lump sum payments described in Sections 2(b) or (c) above shall made simultaneously with the first payment made pursuant to Section 2(a). The Company shall have no further obligation to you in the event your employment with the Company terminates at any time, other than those obligations specifically set forth in this Section 2.

(e)
The Company may terminate your employment at any time with or without Cause by written notice to you specifying the Date of Termination. You may terminate your employment with or without Good Reason by providing written notice to the Company at least thirty (30) days prior to the Date of Termination, specifying the basis for your claim of Good Reason. If you seek to terminate your employment for Good Reason, the Company will have ten (10) days following its receipt of written notice of termination to cure the circumstance giving rise to Good Reason.